UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Kadant Inc.

(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Technology Park Drive

Westford, MA 01886

April 9, 2008

Dear Stockholder:

I am pleased to invite you to attend the 2008 annual meeting of stockholders of Kadant Inc. The meeting will be held on Thursday, May 22, 2008, at 2:30 p.m. at the Boston Marriott Burlington located at One Mall Road, Burlington, Massachusetts. Details regarding the business to be conducted at the meeting are described in the enclosed notice of the meeting and proxy statement.

This mailing also includes our 2007 annual report to stockholders, which contains information about our businesses and our 2007 financial statements, a proxy card for you to record your vote and a return, postage-paid envelope for your proxy card.

Your vote is very important. Whether or not you plan to attend the meeting in person, you can ensure your shares of our common stock are voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by returning the enclosed proxy card. Please review the instructions in the enclosed proxy statement and proxy card regarding each of these voting options.

Thank you for your support and continued interest in Kadant.

Sincerely,

WILLIAM A. RAINVILLE Chairman and Chief Executive Officer

One Technology Park Drive

Westford, MA 01886

April 9, 2008

To Stockholders of

KADANT INC.

NOTICE OF ANNUAL MEETING

The 2008 annual meeting of stockholders of Kadant Inc. will be held on Thursday, May 22, 2008, at 2:30 p.m. at the Boston Marriott Burlington located at One Mall Road, Burlington, Massachusetts. The purpose of the meeting is to consider and take action upon the following matters:

1.	Election of two directors, constituting the entire class of directors to be elected for a three-year term expiring in the year 2011.

2.	Ratification of the selection of Ernst & Young LLP by the audit committee of our board of directors as the company’s independent registered public accounting firm for the 2008 fiscal year.

3.	Such other business as may properly be brought before the meeting and any adjournment of the meeting.

The record date for the determination of the stockholders entitled to receive notice of and to vote at the meeting is April 3, 2008. Our stock transfer books will remain open.

Our bylaws require that the holders of a majority of the shares of our common stock, issued and outstanding and entitled to vote at the meeting, be present in person or represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Accordingly, it is important that your shares be represented at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, please ensure that your shares of our common stock are present and voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by completing, signing, dating and returning the enclosed proxy card to our transfer agent in the enclosed, self-addressed envelope, which requires no postage if mailed in the United States.

This notice, the proxy and proxy statement are sent to you by order of our board of directors.

SANDRA L. LAMBERT

Vice President, General Counsel and Secretary

PROXY STATEMENT

We are furnishing this proxy statement in connection with the solicitation of proxies by the board of directors of Kadant Inc. for use at our 2008 annual meeting of stockholders to be held on Thursday, May 22, 2008, at 2:30 p.m. at the Boston Marriott Burlington, One Mall Road, Burlington, Massachusetts, and at any adjournment of that meeting. The mailing address of our executive office is One Technology Park Drive, Westford, Massachusetts 01886. The notice of annual meeting, this proxy statement and the enclosed proxy are being first furnished to our stockholders on or about April 11, 2008.

VOTING PROCEDURES

Purpose of Annual Meeting

Stockholders entitled to vote at the 2008 annual meeting will consider and act upon the matters outlined in the notice of meeting accompanying this proxy statement, including the election of two individuals constituting the class of directors to be elected for a three-year term expiring in 2011 and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year.

Voting Securities and Record Date

Only stockholders of record at the close of business on April 3, 2008, are entitled to vote at the meeting or any adjournment of the meeting. Each share is entitled to one vote. Our outstanding capital stock entitled to vote at the meeting (which excludes shares held in our treasury) as of April 3, 2008, consisted of 14,010,514 shares of our common stock.

Quorum

The holders of a majority of the shares of our common stock, $.01 par value per share, that are issued and outstanding and entitled to vote at the meeting constitute a quorum for the transaction of business at the meeting. Shares present in person or represented by proxy (including broker non-votes and shares that abstain, withhold votes or do not vote on one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the meeting. A broker non-vote occurs when a broker or representative does not vote on a particular matter because it either does not have discretionary voting authority on that matter or it does not exercise its discretionary voting authority on that matter.

Manner of Voting

Each share of common stock you hold is entitled to one vote for or against a proposal. Shares entitled to be voted at the meeting can only be voted if the stockholder of record of such shares is present at the meeting, returns a signed proxy card, or authorizes proxies to vote his or her shares by telephone or over the Internet. Shares represented by valid proxy will be voted in accordance with your instructions. If you choose to vote your shares by telephone or over the Internet, you may do so until 11:59 p.m. Eastern time on Wednesday, May 21, 2008, by following the instructions on the proxy card.

You may revoke your proxy at any time before the shares are voted at the meeting by entering new voting instructions by telephone or over the Internet before 11:59 p.m. Eastern time on Wednesday, May 21, 2008, by written notice received by our corporate secretary before the meeting, by executing and returning a new proxy bearing a later date or by voting by ballot at the meeting. Attendance at the meeting without voting will not revoke a previously submitted proxy.

You may specify your choices by marking the appropriate box on the proxy card. If your proxy card is signed and returned without specifying choices, your shares will be voted for the listed nominees for director, for ratification of the selection of our independent registered public accounting firm and as the individuals named as proxy holders on the proxy deem advisable on all other matters that may properly come before the meeting.

If you hold your shares in “street name” through a broker, bank or other representative, generally the broker or other representative may only vote the shares that it holds for you in accordance with your instructions. However, if the broker or other representative has not timely received your instructions, it may vote on certain matters for which it has discretionary voting authority. Your broker or other representative will generally provide detailed voting instructions with your proxy material. These instructions may include information on whether your shares can be voted by telephone or over the Internet and the manner in which you may revoke your votes.

Vote Required for Approval

The election of directors is determined by a plurality of the votes cast in person or by proxy by the stockholders entitled to vote on the election of directors. An instruction to withhold authority to vote for a nominee for director and broker non-votes will have no effect upon the outcome of the vote on the election of directors.

Approval of the proposal to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm is determined by a majority of the votes cast by the holders of the shares present or represented by proxy and voting on such matter. Under our bylaws, abstentions and broker non-votes will have no effect on the determination of whether stockholders have approved the proposal.

Multiple Stockholders per Household

When more than one stockholder share the same address, we will deliver only one annual report and one proxy statement to that address. Similarly, beneficial owners with the same address who hold their shares in street name through a broker, bank or other representative may have elected to receive only one copy of these documents at that address. We will promptly send a separate copy of either document to you if you request one by writing or calling us at Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886 (telephone: 978-776-2000). If you are receiving multiple copies and would like to receive only one copy for your household in the future, you should contact your broker, bank or other representative if you hold shares in street name, or contact our transfer agent, American Stock Transfer & Trust Company, Shareholder Services Department, 59 Maiden Lane, New York, New York 10038 (telephone: 718-921-8200) if you hold shares in your own name.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes of directors serving staggered three-year terms, with each class being as nearly equal in number as possible. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires.

Our board of directors has nominated Dr. John M. Albertine and Mr. Thomas C. Leonard for election as directors for the three-year term expiring in 2011. Both nominees are currently members of our board of directors. If either nominee becomes unavailable, the proxy holders may vote the proxy for the election of a substitute nominee to be designated by our board of directors. We do not expect that either nominee will be unable to serve. Directors serve until the expiration of their terms, until their successors have been elected and qualified or until their earlier resignation, death or removal.

Our board of directors believes that the election of Dr. Albertine and Mr. Leonard as directors is in the best interests of our company and our stockholders and recommends a vote “FOR” their election.

Information regarding the business experience of each of our directors is provided below. Information on the stock ownership of our directors is provided in this proxy statement under the heading “Stock Ownership.” Information regarding the compensation of our directors is provided in this proxy statement under the heading “Director Compensation.”

Nominees for Director for the Three-Year Term That Will Expire in 2011

John M. Albertine	Dr. Albertine, 63, has been a member of our board of directors since June 2001. Dr. Albertine has been the chairman and chief executive officer of Albertine Enterprises, Inc., a consulting and merchant-banking firm, since 1990. He also has served since 2005 as a principal of JJ&B, LLC, an investment bank he founded that provides finance, public policy and legal assistance to clients; since 2004 as the executive chairman of Global Delta, LLC, a Washington, D.C.-based government contractor specializing in advanced sensor radio frequency and electro-optical technologies; and since 2001 as the managing partner and founder of High Street Capital Management, LLC, a private equity fund. Dr. Albertine served as president of the American Business Conference, founded by Arthur Levitt, Jr., from 1981 to 1986; executive director of the Congressional Joint Economic Committee under Chairman Senator Lloyd Bentsen from 1979 to 1980; and as head of a presidential committee on aviation safety under President Ronald Reagan from 1987 to 1988. Dr. Albertine is also a director of Integral Systems, Inc., a manufacturer of satellite ground systems and equipment, and Midwest Air Group, the parent company of Midwest Airlines, a trustee and vice-chairman of the Virginia Retirement System, a public pension fund, and member of the Governor’s Board of Economic Advisors for the State of Virginia.

Thomas C. Leonard	Mr. Leonard, 53, has been a member of our board of directors since June 2005 and is the board’s designated “audit committee financial expert.” Mr. Leonard has been a vice president of CRA International, a consulting firm, where he specializes in forensic accounting, since June 2006. He was previously a managing director specializing in forensic accounting and dispute resolution at Huron Consulting Group LLC, a publicly traded management consulting firm, from December 2002 to May 2006. Previously, Mr. Leonard was a senior partner at Arthur Andersen LLP, an independent public accounting firm, from 1987 through 2002 and served as partner-in-charge of its New England assurance and business advisory practice. Mr. Leonard is a certified public accountant.

Our directors listed below are not up for election this year and will continue in office for the remainder of their terms or earlier in accordance with our bylaws.

Directors Whose Term Will Expire in 2009

John K. Allen	Dr. Allen, 55, has been a member of our board of directors since April 2002. Dr. Allen has been a partner of West Falmouth Associates, LLC, a firm specializing in strategy and organizational effectiveness, since August 2004. From 2001 to 2004, Dr. Allen was the chairman, president and chief executive officer of Lawrence R. McCoy & Co., Inc., a privately held wholesale distributor of fencing, flooring, specialty building material and industrial wood components. Previously, Dr. Allen was a principal of Allen Associates, a national management consulting practice, and an executive with WPI Group, Inc., a manufacturer of power conversion products, hand-held terminals and computers, and related software products. Dr. Allen is also a director of WICN, a non-profit public radio station.

Francis L. McKone	Mr. McKone, 73, has been a member of our board of directors since March 1998. Mr. McKone was chairman of the board of Albany International Corp., a worldwide supplier of paper machine fabrics, from 1998 until his retirement in 2001. He also served as the chief executive officer of Albany International Corp. from 1993 to 2000 and as its president from 1984 to 1998. Mr. McKone is currently a trustee and member of the finance committee of the Rensselaer Polytechnic Institute, a member of the advisory board of the College of Engineering at the University of Massachusetts, Lowell, and a trustee of Assumption College in Worcester, Massachusetts.

Director Whose Term Will Expire in 2010

William A. Rainville	Mr. Rainville, 66, has been our president and chief executive officer since our incorporation in 1991, a member of our board of directors since 1992, and chairman of our board of directors since August 2001. Mr. Rainville was chief operating officer, recycling and resource recovery, of Thermo Electron Corporation (now named Thermo Fisher Scientific Inc., “Thermo”), a manufacturer of high-tech instrumentation, from 1998 until our spinoff from Thermo in August 2001. He joined Thermo in 1972 and also served previously as a senior vice president and vice president. Prior to joining Thermo, he held positions at Drott Manufacturing, Paper Industry Engineering and Sterling Pulp and Paper.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Ernst & Young LLP as the company’s independent registered public accounting firm for the 2008 fiscal year. Ernst & Young LLP has served as the company’s independent registered public accounting firm since 2002. Although we are not required to seek stockholder ratification of this selection, our board of directors decided to provide our stockholders with the opportunity to do so. If this proposal is not approved by our stockholders at the 2008 annual meeting, our audit committee will reconsider the selection of Ernst & Young LLP. Even if the selection of Ernst & Young LLP is ratified, our audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our company and stockholders.

Representatives of Ernst & Young LLP are expected to be present at the 2008 annual meeting of stockholders. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Recommendation

Our board of directors believes that the ratification of the selection of Ernst & Young LLP as our company’s independent registered public accounting firm for the 2008 fiscal year is in the best interests of our company and stockholders and recommends you vote FOR ratification. Proxies solicited by our board of directors will be voted FOR the proposal unless stockholders otherwise specify to the contrary on their proxy.

CORPORATE GOVERNANCE

Our board of directors believes that good corporate governance is important to ensure that our company is managed for the long-term benefit of stockholders. Current copies of our corporate governance guidelines, code of business conduct and ethics, and charters for our audit, compensation and nominating and corporate governance committees are available on our web site, www.kadant.com, in the Investors section under the caption “Corporate Governance,” and also may be obtained by any stockholder free of charge by writing to us at our principal executive office located at One Technology Park Drive, Westford, Massachusetts 01886.

Director Independence

Our board of directors has determined that each of our non-employee directors, Dr. Albertine, Dr. Allen, Mr. Leonard and Mr. McKone, qualifies as an “independent director,” as defined in the listing requirements of The New York Stock Exchange (NYSE), on which our common stock is listed. Its findings included an affirmative determination that none of our non-employee directors has a material relationship with our company. Our board of directors has established guidelines to assist it in determining whether a director has a material relationship with our company. Under these guidelines, a director is not considered to have a material relationship with our company if (1) the director is independent, as defined in the NYSE corporate governance rules, and (2) the director:

•

receives, or has a family member that receives, less than $60,000 in direct compensation from our company for services rendered, excluding director and committee fees or deferred compensation for prior service;

•

is an executive officer of another company that does business with our company, unless the annual sales to, or purchases from, our company account for more than the greater of $1 million or 2% of the annual consolidated gross revenues of the company of which the director is an executive officer;

•

is an executive officer of another company that is indebted to our company, or to which our company is indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company of which the director is an executive officer; or

•

is an officer, director or trustee of a charitable organization, unless our company’s discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of the organization’s total annual charitable receipts. For this purpose, the automatic matching of employee charitable contributions is not included in the amount of our company’s contributions.

In addition, ownership of a significant amount of our company’s stock, by itself, does not constitute a material relationship.

For relationships not covered by these guidelines, the determination of whether a material relationship exists is made by the other members of our board of directors who are independent.

Committees of our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee operates under a charter that has been approved by our board of directors. Current copies of the committee charters are posted on our web site, as described above.

Our board of directors has determined that the members of each committee also meet the independence guidelines applicable to each committee set forth in the listing requirements of the NYSE.

The audit committee is responsible for the selection of our company’s independent registered public accounting firm and assists our board of directors in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, our independent registered public accounting firm’s performance, qualifications and independence, and the performance of our internal audit function. The committee meets regularly with management and our independent registered public accounting firm to discuss the annual audit of our financial statements, the quarterly reviews of our financial statements and our quarterly and annual earnings disclosures. The current members of the audit committee are Mr. Leonard (chairman), Dr. Albertine, Dr. Allen and Mr. McKone, and their committee report is included in this proxy statement under the heading “Audit Committee Report.” Mr. Leonard has been designated by our board of directors as its “audit committee financial expert” (as defined in Item 401(h) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

The compensation committee reviews the performance and determines the compensation of the chief executive officer and other officers of our company, administers employee compensation, incentive compensation and incentive programs and policies, and reviews and assesses management succession planning. The current members of the compensation committee are Dr. Albertine (chairman), Mr. Leonard and Mr. McKone.

The nominating and corporate governance committee identifies and recommends to our board of directors qualified candidates for nomination as directors, develops and monitors our company’s corporate governance principles and evaluates our board’s performance. The current members of the nominating and corporate governance committee are Dr. Allen (chairman), Dr. Albertine and Mr. McKone.

Attendance at Meetings

In 2007, our board of directors met five times, the audit committee met seven times, the compensation committee met twice, and the nominating and corporate governance committee met twice. Each director attended over 75% of all meetings of our board of directors and committees on which he served that were held during 2007.

Our directors are encouraged to attend the annual meeting of stockholders, to the extent practicable. All of our directors attended the 2007 annual meeting of stockholders.

Executive Sessions and Presiding Director

Our non-employee and independent directors meet at regularly scheduled executive sessions without management. The presiding director at these sessions is rotated among the chairmen of the committees of our board of directors.

Nomination of Directors

The nominating and corporate governance committee of our board of directors identifies and evaluates director candidates and recommends to our board of directors qualified candidates for nomination as directors for election at the company’s annual meeting of stockholders or to fill vacancies on our board of directors. The process followed by the committee in fulfilling its responsibilities includes requests to board members and others for recommendations, meetings to evaluate biographical information, experience and other background material relating to potential candidates, and interviews of selected candidates.

In considering candidates, the committee applies the criteria for selection of directors adopted by our board of directors, which is set forth as an appendix to our company’s corporate governance guidelines. The committee assesses, in its judgment, the criteria possessed by the candidate, which include: integrity; business acumen, experience and judgment; knowledge of the company’s business and industry; ability to understand the interests of various constituencies of the company and to act in the interests of all stockholders; potential conflicts of interest; and contribution to diversity on our board of directors. The committee believes that the backgrounds and qualifications of our company’s directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities to assist our board of directors in fulfilling its responsibilities.

After completing its evaluation, the nominating and corporate governance committee makes a recommendation to our board of directors as to the persons who should be nominated for election to our board of directors, and our board of directors determines the nominees after considering the recommendation and report of the committee.

The nominating and corporate governance committee will consider candidates recommended by individual stockholders, if their names and credentials are provided to the committee on a timely basis for consideration prior to the annual meeting. Stockholders who wish to recommend an individual to the nominating and corporate governance committee for consideration as a potential candidate for director should submit the name, together with appropriate supporting documentation, to the committee at the following address: nominating and corporate governance committee, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. A submission will be considered timely if it is made during the timeframes disclosed in this proxy statement under “Stockholder Proposals.” The submission must be accompanied by a statement as to whether the stockholder or group of stockholders making the recommendation has owned more than 5% of our common stock for at least a year prior to the date the recommendation is made. Submissions meeting these requirements will be considered by the committee using the same process and applying substantially the same criteria as followed for candidates submitted by others. If our board of directors determines to nominate and recommend for election a stockholder-recommended candidate, then the candidate’s name will be included in our company’s proxy card for the next annual meeting of stockholders.

Stockholders also have the right under our company’s bylaws to directly nominate candidates for director, without any action or recommendation on the part of the nominating and corporate governance committee or our board of directors, by following the procedures described in this proxy statement under “Stockholder Proposals.” Candidates nominated by stockholders in accordance with these bylaw procedures will not be included in the company’s proxy card for the next annual meeting of stockholders.

Communications with Directors

Stockholders and other interested parties who wish to send written communications on any topic to our board of directors, or the presiding director of executive sessions of the non-employee and independent directors, may do so by addressing such communications to our board of directors, c/o corporate secretary, Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886. The independent members of our board of directors have approved a process directing the corporate secretary to monitor communications and to forward certain communications to our board of directors and other matters relating to ordinary business affairs to management for response, if any.

Code of Business Conduct and Ethics

Our company’s code of business conduct and ethics is applicable to all our employees, officers and directors. A current copy of our code of business conduct and ethics is posted on our web site, www.kadant.com, as described above. We intend to disclose any amendments to, or waivers from, our code of business conduct and ethics on our web site at that location.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised solely of independent directors, and none of our officers, former officers or employees serve on the committee. During fiscal 2007, none of our executive officers served as a member of the board of directors or compensation committee of any other company.

Certain Relationships and Related Party Transactions

We review relationships and transactions between our company and our directors, executive officers or their immediate family members to determine whether these individuals have a direct or indirect material interest in a transaction, based on the facts and circumstances. Such transactions are referred to the disinterested members of the audit committee of our board of directors to review and approve or ratify the transaction. Directors and executive officers are canvassed in writing to determine whether such related person transactions exist or are under consideration, and are required under our code of business conduct and ethics to disclose to us potential conflicts of interest with our company.

SEC rules require us to disclose certain relationships and related party transactions our company enters into with our directors, executive officers, owners of more than 5% of the outstanding shares of our common stock, or members of their immediate families. Our company has not entered into any such disclosable relationships or transactions.

STOCK OWNERSHIP

The following table sets forth the beneficial ownership of shares of our common stock as of March 1, 2008, with respect to:

•	those persons we know to beneficially own more than 5% of the outstanding shares of our common stock based on our review of filings made with the SEC,

•	each of our directors and nominees for director,

•	each of our executive officers named in the Summary Compensation Table under the heading “Executive Compensation,” and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of any person or entity listed is c/o Kadant Inc., One Technology Park Drive, Westford, Massachusetts 01886.

	Shares of Common Stock Beneficially Owned (1)
Name of Beneficial Owner	Number (2)	% of Class
Wachovia Corporation (3)	1,195,155	8.4%
Dimensional Fund Advisors LP (4)	1,182,473	8.3%
NWQ Investment Management Company, LLC (5)	847,217	5.9%
John M. Albertine	29,084	*
John K. Allen	38,697	*
Eric T. Langevin	8,487	*
Thomas C. Leonard	13,750	*
Francis L. McKone	51,579	*
Thomas M. O’Brien	18,927	*
Jonathan W. Painter	25,373	*
William A. Rainville	309,111	2.1%
Edward J. Sindoni	26,958	*
All directors and current executive officers as a group (11 persons)	549,440	3.8%

* Less than 1%

(1)	The number of shares beneficially owned by each stockholder is determined under the rules of the SEC, and the information provided is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, as determined under such rules, each stockholder has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares reported in this table. The inclusion of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2)	Shares beneficially owned by the following individuals or group include the following shares that could be acquired upon the exercise of stock options within 60 days of March 1, 2008: Dr. Albertine (8,334), Dr. Allen (16,667), Mr. McKone (25,000), Mr. Painter (706), Mr. Rainville (148,000) and all directors and executive officers as a group (203,507). Shares beneficially owned by the following individuals include the following shares underlying restricted stock units that will vest within 60 days of March 1, 2008: Dr. Albertine (1,250), Dr. Allen (1,250), Mr. Leonard (1,250), Mr. McKone (1,250) and all directors and executive officers as a group (5,000). Shares beneficially owned by the following individuals include shares of restricted stock that may not be sold or transferred until future dates: Dr. Albertine (11,500), Dr. Allen (11,300), Mr. Leonard (7,500) and Mr. McKone (12,500). Shares beneficially owned do not include 10,000 restricted shares held on March 1, 2008 by each of Dr. Albertine, Dr. Allen, Mr. Leonard and Mr. McKone, which were forfeited on March 29, 2008 and would have vested only if a change in control of the company had occurred prior to that date. Shares beneficially owned by Mr. McKone include 2,568 shares allocated to his account maintained under our deferred compensation plan for directors, which was discontinued in 2002. Shares beneficially owned by Mr. Painter include three shares held in a custodial account for the benefit of a minor child.

(3)	The address of Wachovia Corporation is One Wachovia Center, Charlotte, North Carolina 28288-0137. Wachovia Corporation has filed as the parent holding company of Evergreen Investment Management Company, Wachovia Securities, LLC, Calibre Advisory Services, Inc., Wachovia Capital Markets, LLC and Wachovia Bank, N.A. Evergreen Investment Management Company, Wachovia Securities, LLC and Calibre Advisory Services, Inc. are investment advisors for mutual funds and/or other clients, which entities are the beneficial owners of our shares. Wachovia Securities, LLC is a corporation holding our shares. Wachovia Bank, N.A. holds our shares in a fiduciary capacity for its customers. The information about Wachovia Corporation is based on an amendment to its Schedule 13G filed with the SEC on February 1, 2008, and is as of December 31, 2007.

(4)

The address of Dimensional Fund Advisors LP is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional Fund Advisors LP is a registered investment advisor that furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts (the “Dimensional Funds”). In its roles as investment advisor or manager, Dimensional Fund Advisors LP possesses investment and/or voting power over our shares, which are owned by the Dimensional Funds. Dimensional Fund Advisors LP disclaims beneficial ownership of such shares. The information about Dimensional Fund Advisors LP is based on an amendment to its Schedule 13G filed with the SEC on February 6, 2008, and is as of December 31, 2007.

(5)

The address of NWQ Investment Management Company, LLC is 2049 Century Park East, 18th Floor, Los Angeles, California 90067. The reported shares are beneficially owned by clients of NWQ Investment Management Company, LLC and may include registered investment companies and/or employee benefit plans, pensions, charitable funds or other institutional and high net worth clients. The information about NWQ Investment Management Company, LLC is based on an amendment to its Schedule 13G filed with the SEC on February 14, 2008, and is as of December 31, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our common stock to file with the SEC initial reports of ownership and periodic reports of changes in ownership of our securities. Based upon a review of these filings, all Section 16(a) filing requirements applicable to such persons were complied with during 2007 on a timely basis, except as follows. The Forms 4 reporting the award of performance-based restricted stock units to our executive officers on May 24, 2007 (Mr. William A. Rainville, Mr. Thomas M. O’Brien, Mr. Edward J. Sindoni, Mr. Eric T. Langevin and Mr. Jonathan W. Painter) were filed late.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Objectives

Our compensation policies are designed to reward and motivate executives to achieve long-term value for our stockholders by meeting our business objectives, and to attract and retain dedicated, talented individuals. We believe that an executive compensation program, designed and administered with a clear and strong link to our business strategy, long-term goals, and value creation for our stockholders, will accomplish these objectives.

Determining Compensation

The compensation committee of our board of directors has primary responsibility for developing and evaluating the executive compensation for the named executive officers of our company included in the Summary Compensation Table below under “Executive Compensation.” In making compensation decisions, our compensation committee reviews the company’s performance and evaluates each executive’s performance during the year, taking into consideration performance goals, leadership qualities, scope of responsibilities, career experience and long-term potential.

Our compensation committee uses its judgment in making compensation decisions. It also has engaged Towers Perrin as its compensation consultant to assess the competitiveness and design of our executive compensation program and to advise the committee on the appropriate range of compensation for our named executive officers. Towers Perrin provides annual market data and other specific information on executive compensation and periodically meets with our compensation committee and management to discuss specific compensation data and compensation trends. To ensure that compensation levels are reasonably competitive with market rates, our compensation consultant conducts an annual competitive compensation review. For the review, market data is extracted from (1) published executive compensation surveys from its own and other proprietary databases and (2) annual proxy filings from peer group companies. The companies we survey include paper and forest product companies and diversified technology companies principally based in New England with whom we could potentially compete for executive talent. In 2007, our peer group was comprised of the following companies:

Abitibi-Consolidated Inc.

Albany International Corporation

Avid Technology Inc.

Bowater Inc.

Caraustar Industries Inc.

Charles River Laboratories International Inc.

CIRCOR International Inc.

Domtar Inc.

International Paper Company

Louisiana-Pacific Corporation

MeadWestvaco Corporation

Millenium Pharmaceuticals Inc.

Neenah Paper Inc.

Packaging Corporation of America

Parametric Technology Corporation

Plum Creek Timber Company Inc.

Pope & Talbot Inc.

Potlatch Corporation

Rock-Tenn Company

Smurfit-Stone Container Corporation

Stora Enso OY J

Temple-Inland Inc.

Thermo Fisher Scientific Inc.

UPM-Kymmene Corporation

Varian Semiconductor Equipment Associates Inc.

Watts Water Technologies Inc.

Wausau Paper Corporation

Weyerhaeuser Company

Xerium Technologies Inc.

Although we used substantially the same peer group in our 2008 competitive compensation review, we did reflect some changes in the composition of our peer companies to reflect mergers or other extraordinary corporate events (such as bankruptcy filings) or to add other comparable companies. In 2008, we excluded Bowater Inc., Pope & Talbot Inc., Stora Enso OY J, UPM-Kymmene Corporation from our peer group and added Dover Corporation.

Our compensation committee is responsible for evaluating the performance of our chief executive officer and determining his compensation in light of the goals and objectives of our compensation program. It also oversees the design, development and implementation of the executive compensation program for all executive officers. Our compensation committee assesses the performance of our other named executive officers and determines their compensation, based on initial recommendations from the chief executive officer. The other named executive officers do not play a role in their own compensation determinations, and our compensation committee delegates to the chief executive officer the responsibility to communicate its compensation decisions and assessment of performance to the other named executive officers.

Components of Executive Compensation

Our compensation program meets our executive compensation objectives by using the following pay and benefit elements:

•	annual cash compensation, consisting of base salary and cash incentive compensation;

•	equity incentive compensation; and

•	other elements of compensation, including retirement and 401(k) plans, health and welfare benefits and change in control agreements.

The combination of these elements reward performance, through an assessment of individual performance and company financial measures, align the interests of management with our stockholders, and assist in the retention of our executives. The majority of the compensation for our named executive officers is in the form of performance-based pay, consisting of the cash incentive and equity incentive compensation elements of our compensation program.

Annual Cash Compensation

Base Salary. Base salaries are determined by considering the executive’s job responsibilities and competitive compensation rates for executives with similar roles in the marketplace. Base salaries are reviewed and adjusted annually based on a variety of factors, including general or regional economic conditions, cost of living changes, executive performance and changes in market rates of pay for comparable executives. We target our base salaries, on average, at the 50th percentile based on the companies in our survey results. Specific executive salaries may be higher or lower than the 50th percentile, based on performance, experience, skills and responsibilities.

Cash Incentive Compensation. Cash incentive compensation is paid annually and, beginning with the 2007 fiscal year, determined based on the achievement of pre-determined performance measures under our cash incentive plan adopted and approved by our stockholders in 2007. Each year, our compensation committee selects the executives who will receive an award under the plan, determines the performance period applicable to the award and establishes the performance goals applicable to the awards. In February 2007, our compensation committee made awards to the named executive officers and established the 2007 fiscal year as the applicable performance period. For 2007, the corporate financial measures established by our compensation committee related to performance of our continuing operations and were (i) growth in earnings per share as compared to the average earnings per share for the prior two fiscal years and (ii) average return on shareholders’ equity. Certain named executive officers are also measured on the performance of the businesses they supervise. In 2007, the financial measures used for these businesses were based on (i) operating income growth relative to net operating assets and (ii) return on net assets. We adjust these measures for certain non-recurring items, restructuring charges, gains or losses on dispositions of operations, results of discontinued operations, effects or changes in or adoption of accounting principles, and write-downs of assets or asset impairment, to reflect the performance of our continuing operations. In addition, our compensation committee annually determines a reference bonus (i.e., target bonus) for each executive based on a competitive range, which reflects the executive’s job responsibilities, length of service and competitive market conditions. Base salary and reference bonus together are meant to approximate a range between the 50th to 75th percentile of competitive compensation for executives with similar responsibilities and experience, based on our survey results.

At the end of the performance period, the actual performance is then measured against a scale of performance that yields a bonus factor of up to four, in the case of earnings per share growth of up to 30%, and up to two, in the case of return on shareholders’ equity up to 16%. Measurement of our corporate financial performance for 2007 yielded earnings per share growth of 71% and a bonus factor of 4, and return on shareholders’ equity of 9.6% and a bonus factor of 1.4. The weighting of the corporate financial measures for 2007 was one-third earnings per share growth and two-thirds return on shareholders’ investment for Mr. Rainville, Mr. O’Brien and Mr. Sindoni, and resulted in a weighted bonus factor of 2.27. Mr. Painter and Mr. Langevin were also measured on the performance of the business sectors they supervise, and these performance measures yielded bonus factors of 1.85 and 2.26, respectively. In determining the final bonuses of Mr. Painter and Mr. Langevin, business sector performance measures were weighted 60% and corporate financial measures were weighted 40%, and resulted in a weighted bonus factor of 2.02 and 2.26, respectively. Historically, our compensation committee weighted the objective bonus factors 75% and subjective bonus factors 25%, based on a subjective assessment of each executive’s performance, which would have yielded comparable weighted bonus factors in 2007. In February 2008, our compensation committee determined to pay cash incentives based on applying the weighted objective bonus factors to the reference bonus for each executive.

In March 2008, our compensation committee made awards under our cash incentive plan to the named executive officers and established the 2008 fiscal year as the applicable performance period. For 2008, the corporate financial measures established by our compensation committee relate to our continuing operations and are (i) growth in earnings per share as compared to the average earnings per share for the prior two fiscal years and (ii) average return on shareholders’ equity. Mr. Painter and Mr. Langevin also are to be measured on the performance of the businesses they supervise and the additional financial measures applicable to their awards are based on (i) operating income growth relative to net operating assets and (ii) return on net assets for those businesses.

Equity Incentive Compensation

In May 2007, our compensation committee awarded performance-based restricted stock units (RSUs) to the named executive officers under our 2006 equity incentive plan. Each RSU represents the right to receive one share of our common stock when vested. The RSU awards vest in their entirety on the last day of our 2009 fiscal year provided the executive remains employed with our company. Our compensation committee established as the performance-based element of the RSU earnings before interest, taxes, depreciation and amortization (EBITDA) generated from our continuing operations for the nine-month period ended December 29, 2007. The target EBITDA established by our compensation committee for the performance period was $32.4 million. The number of target RSUs awarded to each executive was determined by estimating the value of the long-term incentive (using an expected value method) which was targeted to the 50th percentile of market compensation for long-term equity incentives for executives in comparable positions based on our survey data, and then adjusted to reflect the committee’s assessment of individual performance, value to the organization, and similar factors. In addition, our compensation committee approved a one-time 30% premium to the value of the target RSUs awarded in 2007 to reflect the fact that our executives had not been awarded equity incentive compensation for several years. The RSUs provided for an adjustment in the number of shares deliverable of between 0% and 150% of the target RSU award based on actual EBITDA from continuing operations for the measurement period. If actual EBITDA was below 80% of the target EBITDA, no shares were earned and the RSU would be forfeited. If actual EBITDA was between 80% and 125% of the EBITDA target, the number of shares deliverable upon vesting varied between 50% and 150% of the target RSU amount. In February 2008, our compensation committee determined that the actual EBITDA from continuing operations for the measurement period was $37.1 million and equaled 114% of the EBITDA target, resulting in an adjustment to the target RSUs by 129% in each case, which is reported below in the table “Executive Compensation—Grants of Plan-Based Awards in Fiscal 2007.”

Our compensation committee intends to consider a performance-based RSU award for the named executive officers each year, as part of our compensation program. In March 2008, our compensation committee awarded performance-based RSUs to our named executive officers that will vest in their entirety on the last day of our 2010 fiscal year, provided that the executive remains employed with our company and the performance measures applicable to the award are met. Our compensation committee established as the performance period our 2008 fiscal year and a target EBITDA from continuing operations for the performance period, which it considers reasonably aggressive. The RSUs provide for an adjustment in the number of shares deliverable of between 0% and 150% of the target RSU award based on actual EBITDA from continuing operations for the measurement period. If actual EBITDA is below 80% of the target EBITDA, no shares will be earned and the RSU will be forfeited in its entirety. If actual EBITDA is between 80% and 115% of the EBITDA target, the number of shares deliverable upon vesting will vary between 50% and 150% of the target RSU amount.

Other Elements of Compensation

Retirement and 401(k) Plans. We offer 401(k) plans to our employees based in the United States, including our named executive officers. These plans vary by subsidiary, but in general provide for a company matching contribution based on the amount the employee voluntarily contributes, up to a maximum amount. In addition, our named executive officers are all participants in a defined benefit retirement plan, which is described in “Executive Compensation – Pension Benefits in Fiscal 2007.” This plan was closed to new participants at the end of fiscal 2005, as we shifted our focus to providing defined contribution benefit plans to employees.

All our named executive officers are employees-at-will and can retire at any time. Executives who retire early (before the normal retirement age of 65 under our retirement plans) will receive reduced benefits. We do not offer extra years of credited service to participants in retirement plans, except under our change in control agreements with our named executive officers, and we do not have a supplemental executive retirement plan.

Health and Welfare Benefits. We offer health and welfare benefits to all salaried employees. These benefits include medical benefits, dental benefits, life insurance, short- and long-term disability plans, accidental death and dismemberment insurance, travel insurance, dependent care and flexible spending accounts and other similar benefits. The cost of these programs is not included in our Summary Compensation Table below for the named executive officers (except as noted) because they are offered to employees generally. We do not provide post-retirement health coverage to our named executive officers.

Change in Control Agreements. We have change in control arrangements that provide severance benefits to our named executive officers if their employment terminates within 24 months after a change in control (known as a “double trigger”). We believe that such agreements help retain key management in times of transition and enable them to focus on the business and the best interests of stockholders without undue concern for the security of their jobs. These agreements are described below under “Executive Compensation – Potential Payments Upon Termination or Change in Control.”

No Employment and Severance Agreements. In general, we do not enter into employment or severance agreements with our named executive officers, and none of our current named executive officers have such agreements other than change in control agreements.

Policy on Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the tax deduction available to public companies for annual compensation paid to the chief executive officer and other named executive officers in excess of $1 million, unless the compensation qualifies as “performance-based” or is otherwise exempt from Section 162(m). We consider the potential effect of Section 162(m) in designing our executive compensation programs, but we reserve the right to use our independent judgment to approve nondeductible compensation, while taking into account the financial effects such action may have on our company. From time to time, we re-examine our executive compensation practices and the effect of Section 162(m).

Stock Ownership Guidelines

We do not require our named executive officers to hold a minimum number of our shares in the aggregate, as we believe our named executive officers voluntarily have increased their direct ownership of our shares generally from year to year through the acquisition of shares in our employee stock purchase plan or through the exercise of stock options. For example, our chief executive officer retained approximately all of the net shares acquired through the exercise of stock options in 2007 and directly holds over 2% of our outstanding shares. For this purpose, net shares means the number of shares acquired on exercise of stock options, less the number of shares sold to pay the exercise price, applicable taxes and brokerage commissions. The stock ownership of our named executive officers is reported in “Stock Ownership” above.

COMPENSATION COMMITTEE REPORT

The compensation committee of our board of directors has reviewed and discussed the preceding Compensation Discussion and Analysis with management. Based on such review and discussions, the compensation committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the compensation committee of the board of directors,

John M. Albertine (chairman)

Thomas C. Leonard

Francis L. McKone

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes compensation information for our chief executive officer (our principal executive officer), our chief financial officer (our principal financial officer), and our three other most highly compensated executive officers for our last two fiscal years. These executive officers are collectively referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compen- sation ($) (4)	Total ($)
William A. Rainville	2007	$610,000	—	$417,694	$12,146	$1,525,000	$117,356	$27,995	$2,710,191
Chief Executive Officer	2006	$580,000	$1,352,000	—	$3,424	—	$22,407	$24,739	$1,982,570

Thomas M. O’Brien	2007	$275,000	—	$100,247	—	$340,000	$33,962	$20,462	$769,671
Executive Vice President and Chief Financial Officer	2006	$262,000	$300,000	—	—	—	$31,361	$18,200	$611,561

Edward J. Sindoni	2007	$270,000	—	$100,247	—	$340,000	$52,305	$20,650	$783,202
Executive Vice President and Chief Operating Officer	2006	$255,000	$280,000	—	—	—	$56,679	$14,032	$605,711

Jonathan W. Painter	2007	$233,000	—	$83,539	$2,237	$220,000	$17,981	$24,347	$581,104
Executive Vice President	2006	$210,000	$225,000	—	$1,065	—	$16,657	$18,841	$471,563

Eric T. Langevin	2007	$200,000	—	$83,539	—	$230,000	$23,572	$17,381	$554,492
Senior Vice President

(1)	Represents the compensation cost to our company in fiscal years 2006 and 2007 with respect to awards granted in those or prior years, as computed in accordance with SFAS No. 123(R). For option awards outstanding at the time we adopted SFAS No. 123(R), our compensation cost was estimated using the modified prospective method. Under this method, we recognize compensation cost based on the grant date estimate of fair value of awards. We use the Black-Scholes option pricing model to determine the fair value for option grants and the grant date trading price to determine the fair value for restricted stock and restricted stock unit awards. These amounts do not reflect whether the named executive officer has actually realized a financial benefit from the award. See note 3 to notes to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, regarding the assumptions underlying valuation of equity awards.

(2)	Represents amounts earned for 2007 under our cash incentive plan, as described above under “Compensation Discussion and Analysis – Annual Cash Compensation.”

(3)	Represents the annual change in pension plan value from the beginning to the end of the fiscal year under the Kadant Web Systems retirement plan, described below under the heading “Pension Benefits in Fiscal 2007.”

(4)	Represents the total amount of all other compensation provided to our named executive officers, and includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our company’s 401(k) savings plans made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. The employer contributions made under our 401(k) savings plans were $10,125 for each of the named executive officers. In 2007 and prior years, our life insurance policies provided coverage of two times an executive’s base salary up to a maximum of $1 million, and coverage was reduced to 65% of such amount once the employee reached age 65. Mr. Rainville is over age 65.

Grants of Plan-Based Awards in Fiscal 2007

The following table provides information on individual grants and awards of equity-based compensation made to our named executive officers during fiscal 2007.

Grants of Plan-Based Awards in Fiscal 2007

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards (1)	Estimated Future Payouts under Equity Incentive Plan Awards (2)	Grant Date Fair Value of Stock Awards (3)
William A. Rainville	2/27/07	$1,525,000
	5/24/07		64,500	$1,819,545

Thomas M. O’Brien	2/27/07	$340,000
	5/24/07		15,480	$436,691

Edward J. Sindoni	2/27/07	$340,000
	5/24/07		15,480	$436,691

Jonathan W. Painter	2/27/07	$220,000
	5/24/07		12,900	$363,909

Eric T. Langevin	2/27/07	$230,000
	5/24/07		12,900	$363,909

(1)	Represents the cash amount earned in 2007 pursuant to an award under our cash incentive plan. In granting the award, our compensation committee established performance goals for the 2007 fiscal year applicable to the awards based on corporate financial measures related to our continuing operations, which were growth in earnings per share (over the average earnings per share for the prior two fiscal years) and return on shareholders’ equity and business sector performance measures based on (i) operating income growth relative to net operating assets and (ii) return on net assets. In February 2008, our compensation committee determined the level of achievement of the performance goals resulting in the payout of awards at the level disclosed in this table. See “Compensation Discussion and Analysis – Annual Cash Compensation.”

(2)	Represents the number of shares subject to a performance-based restricted stock unit (RSU) award under our 2006 equity incentive plan. The RSU vests on January 2, 2010, the close of our 2009 fiscal year, provided the named executive officer remains employed with our company on that date. The vesting of the RSU is accelerated upon a change in control of our company. The RSUs were subject to performance goals for the 2007 performance period that our compensation committee determined were met for the 2007 performance period. See “Compensation Discussion and Analysis – Equity Incentive Compensation.”

(3)	Represents the grant date fair value, computed in accordance with SFAS No. 123(R) of restricted stock units awarded to our named executive officers in 2007. The grant date fair value for the restricted stock units was determined by multiplying the total number of shares underlying restricted stock units by the grant date trading price of our common stock reported on the NYSE in accordance with SFAS No. 123(R).

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on outstanding equity awards held by our named executive officers as of the end of fiscal 2007.

Outstanding Equity Awards at 2007 Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (1)	Market Value of Shares or Units of Stock That Have Not Vested (2)
William A. Rainville	28,000	$56.40	3/19/09	—	—
	100,000	$16.00	5/16/09	—	—
	20,000	$57.25	9/23/09	—	—
	—	—	—	64,500	$2,013,690

Thomas M. O’Brien	—	—	—	15,480	$483,286

Edward J. Sindoni	—	—	—	15,480	$483,286

Jonathan W. Painter	706	$93.33	3/28/08	—	—
	—	—	—	12,900	$402,738

Eric T. Langevin	—	—	—	12,900	$402,738

(1)	Represents the number of our shares underlying RSU awards that vest on January 2, 2010, provided that the named executive officer remains employed with our company on that date. The vesting of the RSU is accelerated upon a change of control of our company.

(2)	Reflects the closing price of our common stock of $31.22 on December 28, 2007, the last trading day before the close of our fiscal year.

Option Exercises and Stock Vested in Fiscal 2007

The following table provides information on stock options exercised during fiscal 2007 by each of our named executive officers. No other stock awards vested or were exercised during fiscal 2007.

Option Exercises and Stock Vested in Fiscal 2007

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
William A. Rainville	300,000	$4,279,040

Thomas M. O’Brien	90,000	$1,313,115

Edward J. Sindoni	50,000	$668,538

Jonathan W. Painter	49,534	$865,740

Eric T. Langevin	19,500	$295,703

(1)	Represents the difference between the option exercise price and the market price on the date of exercise multiplied by the number of option shares exercised, which is the amount that would have been realized if all the shares had been sold immediately upon exercise.

Pension Benefits in Fiscal 2007

The following table provides information on the pension benefits provided to our named executive officers in fiscal 2007. All our named executive officers are participants in the Kadant Web Systems Inc. Retirement Plan, a noncontributory defined benefit retirement plan that covers eligible employees located at our corporate headquarters or employed by this subsidiary. At the end of fiscal 2005, this plan was closed to new participants.

Under this plan, each eligible employee receives a monthly retirement benefit, beginning at normal retirement age (65), based on 1.75% of his average monthly compensation before retirement, multiplied by his years of service (up to a maximum of 30 years). Full credit is given for the first 25 years of service, and half credit is given for years over 25 and less than 30. Named executive officers who retire early (before the normal retirement age of 65) will receive reduced benefits. Average monthly compensation is generally defined as average monthly base salary over the five consecutive years of highest compensation in the ten-year period preceding retirement, but the annualized compensation used may not exceed an IRS-prescribed limit applicable to tax-qualified plans, which was $225,000 in 2007. Benefits under the retirement plan are fully vested after five years of service. The actual benefits that would be received by the participants are subject to reduction for Social Security benefits.

No pension benefits were paid to any of our named executive officers in fiscal 2007. We do not have a policy for granting extra pension service, except that in the event of a change in control, we are contractually required to recognize additional age and length of service in calculating the pension benefit payable to named executive officers.

The amounts reported in the table below equal the present value of the accumulated benefit at the end of fiscal 2007 for the named executive officers using the assumptions described in the footnote.

Pension Benefits in Fiscal 2007

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
William A. Rainville	Kadant Web Systems Inc. Retirement Plan	30.00	$1,175,452

Thomas M. O’Brien	Kadant Web Systems Inc. Retirement Plan	16.94	$407,360

Edward J. Sindoni	Kadant Web Systems Inc. Retirement Plan	20.54	$738,964

Jonathan W. Painter	Kadant Web Systems Inc. Retirement Plan	7.00	$110,611

Eric T. Langevin	Kadant Web Systems Inc. Retirement Plan	21.08	$211,460

(1)	The accumulated benefit is based on service and earnings (base salary and bonus, as described above) through December 29, 2007. The present value has been calculated assuming the benefit is paid as a lump sum. The assumptions used for calculating present value were the 2008 Applicable Mortality Table and Interest Segment Rates of 4.85%, 5.06% and 5.14%.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We have no nonqualified defined contribution or other nonqualified deferred compensation plans for our named executive officers.

Potential Payments Upon Termination or Change in Control

We have no employment agreements or severance agreements with our named executive officers that provide benefits upon termination of employment. We have change in control agreements with each of our named executive officers that provide severance pay and continuation of certain welfare benefits in the event of a change in control and a subsequent loss of employment within 24 months. A “change in control” is defined in the agreements as:

•	the acquisition by any person of 20% or more of our outstanding common stock or voting securities;

•

the failure of our incumbent directors to constitute a majority of our board of directors, meaning directors who are members of our board of directors on the date of the agreement and members who are subsequently nominated or elected by a majority of the incumbent directors;

•

the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange, or the sale or other disposition of all or substantially all of our assets, unless immediately after such transaction (a) the holders of our common stock immediately prior to the transaction own more than 80% of the outstanding voting securities of the resulting or acquiring corporation in substantially the same proportions as their ownership immediately prior to such transaction and (b) no person after the transaction owns 20% or more of the outstanding voting securities of the resulting or acquiring corporation; or

•	approval by our stockholders of a plan to completely liquidate or dissolve our company.

The change in control agreements provide for the immediate vesting of all of the named executive officer’s equity incentive awards upon a change in control.

In addition, the agreements provide benefits in the event the named executive officer’s employment is terminated during the 24-month period following the change in control. If the named executive officer’s employment terminates due to death, disability or voluntarily without “good reason,” the named executive officer receives a lump sum payment equal to (i) his salary through the date of termination, (ii) any cash incentives earned but not yet paid for the most recently completed fiscal year, and (iii) a pro rata cash incentive for the year in which his employment terminates based on the higher of the individual’s current reference bonus or cash incentive for the most recently completed fiscal year (a “pro rata bonus”). If such event occurred on December 29, 2007, our named executive officers would have received the cash incentive payment reported in the Summary Compensation Table under the column headed “Non-Equity Plan Compensation.” In the event of a termination for “cause,” the named executive officer only receives his salary through the date of termination and any previously paid but deferred bonus. If such event occurred on December 29, 2007, no additional payments would have been received by our named executive officers.

In the event the named executive officer’s employment is terminated, either voluntarily with “good cause” or involuntarily “without cause,” during the 24-month period following a change in control, the change in control agreements provide for severance payments and the continuation of certain welfare benefits. In such event, the named executive officer would receive (i) his salary through the date of termination, (ii) any bonus earned but not yet paid for the most recently completed fiscal year, (iii) a pro rata bonus (calculated as above) and (iv) a lump sum severance payment equal to two times (three times for Mr. Rainville, our chief executive officer) the sum of the highest annual salary and bonus (or current year reference bonus if higher) within the five years prior to the year of termination. The change in control agreements also provide that health, welfare and other fringe benefits applicable immediately prior to the termination would be continued for a period of two years (three years in the case of Mr. Rainville), and would require gross-up payments for any excise tax imposed on the named executive officer if payments under the agreements are deemed to be “excess parachute payments” under Section 280G of the Internal Revenue Code. Each named executive officer also would be entitled to a cash payment to be used toward outplacement services equal to $25,000 for our chief executive officer and $20,000 for each of the other named executive officers.

The following table sets forth the estimated compensation that would have been payable to our named executive officers had a change in control event occurred as of December 29, 2007 and their employment terminated for good reason by the executive or without cause by the company on that date.

Estimated Payments Upon a Change in Control and Termination of Employment for “Good Reason” or “Without Cause” as of December 29, 2007

Name	Lump Sum Severance Payment	Value of Acceleration of Vesting of Equity Incentives (1)	Present Value of Pension Plan Benefit (2)	Continuation of Benefits (3)	Outplacement Services	Estimated Parachute Tax Gross-up Payment
William A. Rainville	$6,405,000	$2,013,690	$1,596,057	$83,985	$25,000	$3,157,510

Thomas M. O’Brien	$1,230,000	$483,286	$506,781	$40,924	$20,000	—

Edward J. Sindoni	$1,220,000	$483,286	$897,532	$41,300	$20,000	$565,342

Jonathan W. Painter	$916,000	$402,738	$157,828	$48,694	$20,000	—

Eric T. Langevin	$860,000	$402,738	$257,071	$34,762	$20,000	$445,226

(1)	Restricted stock units that vest assuming a change in control event on December 29, 2007 are valued using the closing price of our common stock on December 28, 2007, the last trading day of our fiscal year.

(2)	Represents the actuarial present value of the named executive officer’s accumulated benefit that he could receive in a lump sum under our defined benefit pension plan.

(3)	Represents the aggregate amount of the additional compensation reported in the Summary Compensation Table under “All Other Compensation,” other than health and welfare benefits, for the period covered by the hypothetical change in control. This amount includes (a) employer costs of a leased car or a car allowance payment, (b) employer contributions under our company’s 401(k) savings plans made on behalf of the named executive officer, and (c) employer payments to cover premiums for life insurance policies for the benefit of the named executive officer. In addition, the named executive officer would have health and welfare benefits continued for the period covered by the change in control agreement, for which the company paid $9,546 in premiums in 2007 for each named executive officer, except in the case of Mr. Langevin where the amount was $9,292.

DIRECTOR COMPENSATION

Our directors who are not employees or members of management are paid the following meeting and retainer fees for serving on our board of directors:

•	An annual retainer of $18,000, payable in monthly installments of $1,500 each.

•

A meeting fee of $1,500 for attending regular meetings of our board of directors in person and $750 for participating in meetings held by telephone in which substantive action is taken or that last more than one hour.

•

A meeting fee of $500 for attending regularly scheduled committee meetings of our board of directors in person and $250 for participating in committee meetings held by telephone in which substantive action is taken or that last more than one hour.

•	An annual retainer for chairmen of the following committees: audit committee—$3,000; compensation committee—$2,000; nominating and corporate governance committee—$1,000.

•	Reimbursement of out-of-pocket expenses incurred in attending or participating in meetings of our board of directors or its committees.

In fiscal 2008, each of our non-employee directors received an award of restricted stock units representing 15,000 shares of our common stock. The restricted stock units vest in installments of 1,250 shares each on the last day of each of our fiscal quarters during the 2008 fiscal year. The remaining 10,000 restricted stock units vest only in the event that a change-in-control of the company occurs or is approved during the period beginning on the first day of our second fiscal quarter of fiscal 2008 and ending on the last day of our first fiscal quarter of fiscal 2009. In February 2007, our non-employee directors received 15,000 shares of restricted common stock that vested in installments of 1,250 restricted shares each on the last day of each of our fiscal quarters during the 2007 fiscal year. The remaining 10,000 restricted shares vested only in the event that a change in control of the company occurred prior to the end of the first quarter of the 2008 fiscal year and have been forfeited. In the case of both the 2008 and 2007 awards, the awards, to the extent not previously vested, are forfeited if the individual is no longer a member of the board of directors on the vesting dates. The vesting of all awards accelerate in the event of a change in control of the company. All awards were made under our stockholder-approved equity incentive plans.

Our non-employee directors may also be granted stock options or restricted stock periodically under our stockholder-approved equity incentive plans. The size and the terms of any grant are determined by the compensation committee of our board of directors.

The compensation of our non-employee directors is reviewed by the compensation committee of our board of directors using competitive market data provided by its compensation consultant based on our peer survey groups, described under “Compensation Discussion and Analysis.” The compensation committee periodically recommends changes in director compensation, based on the survey results, to our board of directors for review and approval.

Director Compensation for Fiscal 2007

The following table provides compensation information for our non-employee directors in fiscal 2007. Our directors do not receive any non-equity incentive plan compensation, hold deferred compensation cash balances, receive pension benefits or perquisites or other personal benefits for service on our board of directors.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Total ($)
John M. Albertine	$31,750	$116,000	—	$147,750

John K. Allen	$29,750	$116,000	—	$145,750

Thomas C. Leonard	$31,750	$116,000	—	$147,750

Francis L. McKone	$32,750	$116,000	—	$148,750

(1)	The amounts reported in this column are for meeting fees, annual retainers and chairman retainers earned in 2007.

(2)	Represents the amount of compensation cost to our company in fiscal 2007 with respect to restricted stock awards granted to our outside directors in 2007, as computed in accordance with SFAS No. 123(R). We use the grant date trading price to determine the fair value for restricted stock awards. See note 3 to notes to consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 29, 2007, regarding the assumptions underlying valuation of equity awards. Our directors held the following shares of restricted common stock as of December 29, 2007: Dr. Albertine (21,500), Dr. Allen (21,300), Mr. Leonard (17,500), and Mr. McKone (22,500).

(3)	Our directors held the following outstanding stock option awards at the end of fiscal 2007: Dr. Albertine (8,334), Dr. Allen (16,667), and Mr. McKone (25,000).

AUDIT COMMITTEE REPORT

The role of the audit committee is to assist the board of directors in its oversight of our company’s financial reporting process, as stated in the charter of the committee, which is available on the company’s web site at www.kadant.com. The committee provided the following report.

Management is responsible for the preparation, presentation and integrity of our company’s financial statements, its accounting and financial reporting principles, and its internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Our company’s independent registered public accounting firm is responsible for auditing the company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The audit committee is responsible for providing independent, objective oversight of these functions.

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of the company for the fiscal year ended December 29, 2007, with management and our independent registered public accounting firm, Ernst & Young LLP. We also discussed with Ernst & Young LLP the reasonableness of significant judgments and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of our company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. We have received from Ernst & Young LLP the letter and other written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, and have discussed with Ernst & Young LLP their independence from the company. We have also considered whether the provision of other non-audit services by Ernst & Young LLP is compatible with maintaining their independence.

Based on our review of the materials and discussions with management and the independent registered public accounting firm described in this report, we recommended to the board of directors that the audited financial statements be included in our company’s annual report on Form 10-K for the year ended December 29, 2007, for filing with the SEC.

By the audit committee of the board of directors,

Thomas C. Leonard (chairman)

John M. Albertine

John K. Allen

Francis L. McKone

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees of Independent Registered Public Accounting Firm

The following table summarizes the aggregate fees billed for professional services rendered by Ernst & Young LLP, our independent registered public accounting firm, for each of the last two fiscal years. All such services were approved by our audit committee in accordance with its pre-approval policy and procedures as described below in the section captioned “Pre-approval Policy and Procedures.”

Fee Category	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$1,692,800	$1,564,800
Audit-Related Fees (2)	26,000	0
Tax Fees (3)	599,700	1,150,000
All Other Fees	0	0

Total Fees	$2,318,500	$2,714,800

(1)	Audit fees consist of fees for the audit of our annual consolidated financial statements, the review of interim consolidated financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements. These fees also include expanded audit procedures or consultations with the company’s management as to the accounting or disclosure treatment of transactions or events under the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, Financial Accounting Standards Board or other regulatory or standard setting bodies.

(2)	Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or the review of our financial statements and are not reported under “Audit Fees.” Audit-related services in 2007 represented fees for services associated with financial due diligence for an acquisition.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services related to the preparation of original and amended tax returns, claims for refunds and tax payment-planning services. Tax compliance services accounted for $312,700 of the total tax fees paid for 2007 and $375,000 of the total tax fees paid for 2006. Tax advice and tax planning services related primarily to assistance with tax audits and appeals, and international tax planning. Tax advice and tax planning services accounted for $287,000 of the total tax fees paid for 2007 and $775,000 of the total tax fees paid for 2006.

Pre-Approval Policy and Procedures

The audit committee of our board of directors has adopted a policy requiring that all audit and non-audit services to be performed by our company’s independent registered public accounting firm be approved in advance by the committee. Generally, the services must be approved in advance by the audit committee at a meeting, at which the services to be provided are described, any non-audit service to be performed is confirmed to be a permissible non-audit service and a maximum amount for the service is provided. The monetary limit may not be exceeded without obtaining further pre-approval under this policy.

The audit committee may pre-approve specified types of services that are expected to be provided to our company by its independent registered public accounting firm during the next 12 months. A condition to such pre-approval is that the service be described in sufficient detail and be subject to a maximum dollar amount. An example of such services would be the quarterly review of the company’s interim financial statements.

The audit committee has delegated to the chairman of the committee the authority to pre-approve any audit or non-audit services to be provided by the independent registered public accounting firm, provided that the service is described in sufficient detail and is subject to a maximum dollar amount. The approval of such services must be reported to the entire committee at its next regular meeting.

OTHER ACTION

We are not aware at this time of any other matters that will be presented for action at the 2008 annual meeting of stockholders. Should any such matters be presented, the proxies grant power to the proxy holders to vote shares represented by the proxies in the discretion of the proxy holders.

STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement and form of proxy relating to our 2009 annual meeting of stockholders and to be presented at that meeting must be received by us for inclusion in the proxy statement and form of proxy no later than December 17, 2008. In addition, our bylaws contain an advance notice provision that requires stockholders who desire to bring proposals before an annual meeting (which proposals are not to be included in our proxy statement and are submitted outside the processes of Rule 14a-8 of the Exchange Act) to comply with the advance notice provision. The advance notice provision requires that stockholders give timely written notice of their proposal to our corporate secretary. To be timely, notices must be delivered to our corporate secretary at our principal executive office not less than 60 nor more than 90 days before the first anniversary of the prior year’s annual meeting of stockholders. Accordingly, a stockholder who intends to present a proposal at the 2009 annual meeting of stockholders must provide written notice of the proposal to our corporate secretary after February 21, 2009 and before March 23, 2009. Proposals received at any other time will not be voted on at the meeting. Stockholders who wish to nominate director candidates for the stockholders to consider must include in the notice the additional information specified in our bylaws including, among other things, the candidate’s name, biographical data and qualifications. If a stockholder makes a timely notification, the proxies that we solicit for the meeting may still exercise discretionary voting authority on the proposal, consistent with the proxy rules of the SEC.

SOLICITATION STATEMENT

The cost of this solicitation of proxies will be borne by the company. Solicitation will be made primarily by mail, but our regular employees may solicit proxies personally or by telephone, facsimile transmission or telegram. Brokers, nominees, custodians and fiduciaries are requested to forward solicitation materials to obtain voting instructions from beneficial owners of shares registered in their names, and we will reimburse such parties for their reasonable charges and expenses.

Westford, Massachusetts

April 9, 2008

FORM OF PROXY

KADANT INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 22, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William A. Rainville, Edward J. Sindoni and Thomas M. O’Brien, or any one of them in the absence of the others, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name of the undersigned, to represent the undersigned at the Annual Meeting of the Stockholders of Kadant Inc., a Delaware corporation (the “Company”), to be held on Thursday, May 22, 2008 at 2:30 p.m. at the Boston Marriott Burlington, One Mall Road, Burlington, Massachusetts, and at any adjournment or postponement thereof, and to vote all shares of common stock of the Company standing in the name of the undersigned on April 3, 2008, with all of the powers the undersigned would possess if personally present at such meeting:

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

KADANT INC.

May 22, 2008

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the
envelope provided as soon as possible.

-OR-
TELEPHONE – Call toll-free 1-800-PROXIES
(1-800-776-9437) in the United States or 1-718-
921-8500 from foreign countries and follow the	COMPANY NUMBER
instructions. Have your proxy card available when
you call.

-OR-
INTERNET – Access www.voteproxy.com and	ACCOUNT NUMBER
follow the on-screen instructions. Have your proxy
card available when you access the web page.

-OR-
IN PERSON – You may vote your shares in person
by attending the Annual Meeting.
You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern time the day before the cut-off or meeting date.

Please detach along the perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK

YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1.	Election of two directors to the class to be elected for a three-year term expiring in 2011.

	Nominees:	☐ John M. Albertine
☐ Thomas C. Leonard

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐.

2.	Ratification of the selection of Ernst & Young LLP as the company’s independent registered public accounting firm for 2008.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In their discretion on such other matters as may properly come before the Meeting.

The shares represented by this Proxy will be voted “FOR” the proposals set forth above if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Meeting and of the Proxy Statement have been received by the undersigned.

PLEASE DATE, SIGN AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder		Signature of
	Date	Stockholder	Date

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.